Exhibit 99.15

MANDATORY REDEMPTION OFFER

for

All of the Outstanding
American Depositary Shares (the “Sonera ADSs”)
Representing Shares (the “Sonera Shares”)
of

SONERA CORPORATION

for

either

(i) American Depositary Shares (the “TeliaSonera ADSs”)

Representing Ordinary Shares (the “TeliaSonera Shares”)

of

TeliaSonera

or

(ii) Cash in the Amount of the U.S. Dollar Equivalent of €5.00 per Sonera ADS Tendered

THE MANDATORY REDEMPTION OFFER COMMENCES ON MONDAY, DECEMBER 30, 2002.

THE MANDATORY REDEMPTION OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE IN THE UNITED STATES AT 9:00 A.M., NEW YORK CITY TIME, WHICH IS 4:00 P.M., HELSINKI TIME, ON FRIDAY, JANUARY 31, 2003, UNLESS THE MANDATORY REDEMPTION OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,

          Trust Companies and Other Nominees:

      TeliaSonera AB (formerly known as “Telia AB”), a company organized under the laws of Sweden (“TeliaSonera” of the “Company”), is making a mandatory redemption offer (the “Mandatory Redemption Offer”) to exchange either (i) 0.30288 American Depositary Shares (the “TeliaSonera ADSs”) each TeliaSonera ADS representing five (5) ordinary shares, nominal value SEK 3.20 per share (the “TeliaSonera Shares”), or (ii) cash in the amount of the U.S. dollar equivalent of €5.00, for each outstanding American Depositary Share (the “Sonera ADSs”), each Sonera ADS representing one (1) share (the “Sonera Shares”), of Sonera Corporation, a company incorporated under the laws of Finland (“Sonera”), in each case, upon the terms and subject to the conditions set forth in the enclosed Prospectus Supplement, dated December 18, 2002 (the “Prospectus Supplement”). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Sonera ADSs in your name or in the name of your nominee.

      Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Prospectus Supplement, dated December 18, 2002; and

2.	A printed form of letter which may be sent to your clients for whose accounts you hold Sonera ADSs, with space provided for obtaining such clients’ instructions with regard to the Mandatory Redemption Offer.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE AS THE MANDATORY REDEMPTION OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, WHICH IS 4:00 P.M., HELSINKI TIME, ON FRIDAY, JANUARY 31, 2003, UNLESS THE MANDATORY REDEMPTION OFFER IS EXTENDED.

      No withdrawal rights will be made available if consideration is paid in cash.

      Please note the following:

1.   U.S. Exchange Agent & Information Agent:

Citibank, N.A. has been appointed as U.S. Exchange Agent by Telia for the Mandatory Redemption Offer. Georgeson Shareholder Communications Inc. has been appointed as Information Agent by TeliaSonera for the Mandatory Redemption Offer in the United States. Any questions you may have with respect to the ways in which Sonera ADSs may be tendered in the Mandatory Redemption Offer to the U.S. Exchange Agent should be directed to the Information Agent at (866) 297-1410 or (800) 223-2064 or the U.S. Exchange Agent at (800) 308-7887.

2.   Securities Subject to the Mandatory Redemption Offer:

The Mandatory Redemption Offer is being made in the United States for all issued and outstanding Sonera ADSs and in Finland for all issued and outstanding Sonera Shares and warrants to purchase Sonera Shares. Holders of Sonera ADSs validly tendered in the Mandatory Redemption Offer will receive either (i) 0.30288 TeliaSonera ADSs or (ii) cash in the amount of the U.S. dollar equivalent of €5.00, in each case, for each Sonera ADS tendered upon exchange. Please note that if no valid election of the form of consideration to be delivered in the Mandatory Redemption Offer is made, the tendering holder will be deemed to have elected to receive TeliaSonera ADSs in exchange for validly tendered Sonera ADSs. Except as set forth below and in the Prospectus Supplement, holders will not be permitted to tender Sonera ADSs in exchange for TeliaSonera Shares. See “The Mandatory Redemption Offer — Procedures for Tendering — Holders of Sonera ADSs” in the Prospectus Supplement. If you wish to tender Sonera ADSs in exchange for TeliaSonera Shares, you must arrange for (i) the cancellation of your Sonera ADSs and withdrawal of the Sonera Shares in accordance with the terms of the deposit agreement governing the Sonera ADSs and applicable Finnish law, including the payment of cancellation fees and expenses and (ii) the tender of the Sonera Shares withdrawn to the Finnish Share Agent in accordance with the terms of the Mandatory Redemption Offer for the Sonera Shares in Finland.

3.   Exchange Ratio:

For each Sonera ADS you tender, you will receive either

(i) 0.30288 TeliaSonera ADSs

or

(ii) cash in the amount of the U.S. dollar equivalent of €5.00 per Sonera ADS tendered.

4.   Method for Tender:

If you hold Sonera ADSs through The Depository Trust Company (“DTC”) and you wish to tender those Sonera ADSs in the Mandatory Redemption Offer, you will need to (i) send an Agent’s Message to the U.S. Exchange Agent, and (ii) transfer the Sonera ADSs being tendered by book-entry transfer in DTC to the U.S. Exchange Agent in accordance with the instructions set forth in the Prospectus Supplement. See “The Mandatory Redemption Offer — Procedures for Tendering — Holders of Sonera ADSs” in the Prospectus Supplement.

5.   Guaranteed Delivery Procedures:

The U.S. Exchange Agent has established Guaranteed Delivery Procedures to enable you to tender your Sonera ADSs to the U.S. Exchange Agent in cases where (i) your Sonera ADSs are not immediately available, (ii) the procedures for book-entry transfer through DTC cannot be completed immediately or (iii) all required documents cannot immediately be delivered to the U.S. Exchange Agent. See “The Mandatory Redemption Offer — Procedures for Tendering — Holders of Sonera ADSs — Guaranteed Delivery Procedures” in the Prospectus Supplement.

6.   Fractional Entitlements:

No fractional entitlements to TeliaSonera ADSs will be issued. Fractional entitlements to TeliaSonera ADSs will be aggregated and sold on NASDAQ. Cash-in-lieu of fractional entitlements to TeliaSonera ADSs will be distributed in U.S. dollars to the tendering holders of Sonera ADSs entitled thereto.

7.   Delivery of Mandatory Redemption Offer Consideration:

Notwithstanding any other provision of the Mandatory Redemption Offer, delivery of TeliaSonera ADSs or cash in exchange for Sonera ADSs tendered in the Mandatory Redemption Offer will in all cases be made only after timely receipt (i) by the U.S. Exchange Agent of confirmation from the Company of acceptance of such Sonera ADSs in the Mandatory Redemption Offer, (ii) by the depositary for the TeliaSonera ADSs of the applicable number of TeliaSonera Shares against the issuance of TeliaSonera ADSs and (iii) cash in the amount of €5.00 per Sonera ADS tendered, in each case, pursuant to the procedures set forth in “The Mandatory Redemption Offer — Acceptance and Delivery of Securities” of the Prospectus Supplement.

      Any inquiries you may have with respect to the Mandatory Redemption Offer should be addressed to Georgeson Shareholder Communications Inc, the Information Agent for the Exchange Offer, at 17 State Street, 10th Floor, New York, New York 10004, telephone number (866) 297-1410 or. the U.S. Exchange Agent, at to be confirmed by Citibank: 111 Wall Street 20th Floor, New York, New York 10005, Attention: Corporate Actions, ADR Department, telephone number (800) 308-7887.

      Requests for copies of the enclosed materials may also be directed to the Information Agent or the U.S. Exchange Agent at the above address and telephone number.

December 18, 2002

Very truly yours,

TELIASONERA AB

      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE U.S. EXCHANGE AGENT, THE FINNISH SHARE AGENT, THE INFORMATION AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE MANDATORY REDEMPTION OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.